Filed Pursuant to Rule 433 of the Securities Act of 1933
Free Writing Prospectus dated November 3, 2025
Relating to the Preliminary Prospectus Supplement dated November 3, 2025
Registration No. 333-290252

On November 3, 2025, Strive, Inc. (the “Company”) posted an investor presentation on https://strive.com/article/proposed_preferred_sata_offering_deck. A copy of the slides included in the investor presentation and a transcript of the investor presentation are attached hereto as Exhibits A and B, respectively.

The Company has filed with the Securities and Exchange Commission (“SEC”) a registration statement (including a base prospectus) and a preliminary prospectus supplement for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the base prospectus and other documents incorporated by reference or that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.strive.com.

***

Exhibit A

 Investor Presentation  SATA  November 2025

 Investor Presentation  SATA  October 202
 Disclaimer  2  This presentation is neither an offer to sell nor a solicitation of an offer to buy any securities of Strive, Inc. (“Strive”, the “Company”, “we”, “us” or “our”), and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (including a prospectus) and a preliminary prospectus supplement to the prospectus for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus in that registration statement and the documents incorporated by reference or filed as exhibits to the registration statement for more complete information about the Company and this offering. You may obtain these documents once filed and other documents for free by visiting EDGAR on the SEC website. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone 1-888-603-5847, or by email: barclaysprospectus@broadridge.com.  No representation or warranty of any kind (whether express or implied) is given by the Company or any of its affiliates or any of their respective directors, officers, employees, advisors, agents or representatives (collectively, the “Representatives”) (and any warranty expressed or implied by law is hereby excluded to the fullest extent possible) as to the accuracy or completeness of the content of this presentation or of any other document or written or oral information supplied at any time by or on behalf of the Company or of any opinions or predictions expressed herein or therein (including, without limitation, in respect of the accuracy, completeness, timeliness, or sufficiency of this presentation), nor is any such party under any obligation to update this presentation or correct any inaccuracies or omissions in it which may exist or become apparent. To the maximum extent permitted by law, the Company and its Representatives disclaim any and all liability relating to this presentation and none of the Company nor any of its Representatives shall have any liability to any party for any claim, loss, damage or liability in any way arising from or relating to the use or review of this presentation (including, without limitation, any actions or inactions, reliance or decisions based upon this presentation), any errors in, or omissions from, this presentation (including, without limitation, the correctness, accuracy, completeness, timeliness, sufficiency, quality, pricing, reliability, performance, adequacy, or reasonableness of the information contained in this presentation), or otherwise in connection with this presentation. To the maximum extent permitted by law, none of the Company nor any of its Representatives will be liable, in any event, for any special, indirect, consequential or punitive loss or damage of any kind arising from, relating to or in connection with this presentation. The Company does not provide, and this presentation does not constitute, any form of legal, accounting, taxation, regulatory, or actuarial advice.  Forward Looking Statements. Statements in this presentation, including those regarding the possible or assumed future or other performance of the Company or its industry or other trend projections, constitute forward-looking statements and are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 175 promulgated thereunder, and Section 21E of the Exchange Act and Rule 3b-6 promulgated thereunder. Examples of forward-looking statements in this presentation include, but are not limited to, statements regarding the proposed offering of perpetual preferred stock, including statements concerning the proposed terms and anticipated completion, timing and size of the proposed offering of perpetual preferred stock, the anticipated use of proceeds from the proposed offering, the outlook and expectations of Strive and Semler Scientific, Inc. (“Semler Scientific”), respectively, with respect to the proposed transaction between Strive and Semler Scientific (the “proposed transaction”), the strategic benefits and financial benefits of the proposed transaction, including the expected impact of the proposed transaction on the combined company’s future financial performance, the timing of the closing of the proposed transaction, and the ability to successfully integrate the combined businesses. Such statements are often characterized by the use of qualified words (and their derivatives) such as “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project,” “predict,” “potential,” “assume,” “forecast,” “target,” “budget,” “outlook,” “trend,” “guidance,” “objective,” “goal,” “strategy,” “opportunity,” and “intend,” as well as words of similar meaning or other statements concerning opinions or judgment of Strive, Semler Scientific or their respective management about future events. By their nature, forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those set forth under the “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q, under the “Risk Factors” in the Company’s S-4’s filed on August 6, 2025 and October 10, 2025, under the “Supplementary Risk Factors” filed as an exhibit to our Current Report on Form 8-K filed on September 24, 2025, and the preliminary prospectus supplement and registration statement, because they relate to events and depend on circumstances that will occur in the future whether or not outside the control of the Company. Such factors may cause actual results, performance or developments to differ materially from those expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that such forward-looking statements will prove to be correct. You should not place undue reliance on forward-looking statements. They speak only as at the date of this presentation. Past performance does not guarantee or predict future performance. Moreover, the Company, Semler Scientific and their affiliates and their respective officers, employees and agents do not undertake any obligation to review, update or confirm expectations or estimates or to release any revisions to any forward-looking statements to reflect events that occur or circumstances that arise in relation to the content of the presentation.  Market and Industry Data. Unless otherwise indicated, market data and certain industry forecast data used in this presentation were obtained from internal reports, where appropriate, as well as third-party sources and other publicly available information. While the Company believes that each of the publications used throughout this presentation are prepared by reputable sources, the Company has not independently verified market and industry data from third-party sources. In addition, assumptions and estimates of the Company and its industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause future performance to differ materially from assumptions and estimates.  Illustrative Information. This presentation is provided as of the data hereof, does not purport to be all inclusive or necessarily contain all information that may be of interest to the recipient, and is subject to change, amendment, update, completion, and review without notice. In particular, please note that any illustrative return or dividend information are, at this stage, preliminary estimates only and have not been verified, audited or subjected to an independent accounting or auditing review. In particular, returns may vary depending on, amongst other factors, market conditions. The Company expressly disclaims any obligations to update the information in this presentation to the fullest extent permitted by applicable law. Any illustrative information included in this presentation is provided solely for illustrative purposes to enhance the reader’s ability to assess our financial and business performance. Such illustrative information has not been verified, audited, or subject to an independent accounting or auditing review and is not indicative of historical, present, or future returns or outcomes. Any returns or outcomes may vary depending on, among other factors, market conditions. There can be no assurance that these illustrative results will result or be achieved, and actual results and outcomes may vary materially from these illustrative examples.

 Disclaimer  2  Additional Information and Where to Find it. In connection with the proposed transaction, Strive filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) to register the Class A common stock to be issued by Strive in connection with the proposed transaction and that will include an information statement of Strive, proxy statement of Semler Scientific and a prospectus of Strive (the “Information Statement/Proxy Statement/Prospectus”), and each of Strive and Semler Scientific may file with the SEC other relevant documents concerning the proposed transaction. A definitive Information Statement/Proxy Statement/Prospectus will be sent to the stockholders of Semler Scientific to seek their approval of the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND STOCKHOLDERS OF SEMLER SCIENTIFIC ARE URGED TO READ THE REGISTRATION STATEMENT AND INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT STRIVE, SEMLER SCIENTIFIC AND THE PROPOSED TRANSACTION AND RELATED MATTERS.  A copy of the Registration Statement, Information Statement/Proxy Statement/Prospectus, as well as other filings containing information about Strive and Semler Scientific, may be obtained, free of charge, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, when they are filed, free of charge, from Strive by accessing Strive’s website at https://investors.strive.com/. Copies of the Registration Statement, the Information Statement/Proxy Statement/Prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Strive’s Investor Relations department at 200 Crescent Court, Suite 1400, Dallas, Texas 75201 or by calling (855) 427-7360 or by submitting an inquiry at https://investors.strive.com/ir-resources/contact-ir. Copies of the documents filed with the SEC by Semler Scientific will be available free of charge on Semler Scientific’s website at https://ir.semlerscientific.com/. The information on Strive’s or Semler Scientific’s respective websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the SEC.  Participants in the Solicitation. Strive, Semler Scientific and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Semler Scientific in connection with the proposed transaction. Information about the interests of the directors and executive officers of Strive and Semler Scientific and other persons who may be deemed to be participants in the solicitation of stockholders of Semler Scientific in connection with the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the Information Statement/Proxy Statement/Prospectus related to the proposed transaction, which will be filed with the SEC. Information about the directors and executive officers of Semler Scientific, their ownership of Semler Scientific common stock, and Semler Scientific’s transactions with related persons is set forth in the section entitled “INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE,” “EXECUTIVE OFFICERS,” “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” “DIRECTOR  COMPENSATION,” and “TRANSACTIONS WITH RELATED PERSONS” included in Semler Scientific’s definitive proxy statement in connection with its 2025 Annual Meeting of Stockholders, as filed with the SEC on July 17, 2025. Additional information regarding ownership of Semler Scientific’s securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 or 4, which are available at https://www.sec.gov/cgi-bin/own-disp?action=getissuer&CIK=0001554859. Information about the directors and executive officers of Strive is contained in Strive’s Current Report on Form 8-K filed with the SEC on September 15, 2025, Strive’s Current Report on Form 8-K filed with the SEC on September 12, 2025, Strive’s Current Report on Form 8-K filed with the SEC on October 6, 2025 and under “Meet the Leadership Team” accessed through the “About Us” link on Strive’s website at https://strive.com/team. Additional information regarding ownership of Strive’s securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 or 4 which are available at https://www.sec.gov/cgi-bin/own-disp?action=getissuer&CIK=1920406. These documents and the other SEC filings described in this paragraph may be obtained free of charge as described above under the heading “Additional Information and Where to Find It.”

 SATA Term Sheet  2

 INDICATIVE PREFERRED TERM SHEET  offering, but no ATM program has been established as of this date.  Issuer  Strive, Inc. (or the “Issuer”)  Security  Variable Rate Series A Perpetual Preferred Stock (“SATA”)  Ranking  Senior Preferred Stock; senior to common stock, junior to any debt. Security will be most senior preferred in the capital structure.  Stated Amount  $100 per share  Liquidation Preference  The liquidation preference of each share will be equal to the greater of (i) $100 per share, (ii) the last reported sale price of the Preferred Stock, or (iii) the 10-day trailing arithmetic average price of the Preferred Stock, in each case plus all accumulated and unpaid dividends thereon to, but excluding, the date of payment (the “Liquidation Preference”); provided that the liquidation preference shall not exceed $110 per share.  Variable Dividend  Cumulative dividends at an initial rate of 12.00% per annum on the Stated Amount, subject to adjustment as described below, payable monthly in arrears in cash, out of funds legally available for their payment on the 15th of every month to holders of record as of the 1st of every month, if and when declared by the Board of Directors. The Issuer’s management currently intends to declare monthly dividends, if any, by the first Monday on or after the 15th of the immediately preceding month.  The Issuer’s intention is to maintain a long-term trading level for the security between $95 and $105. The Issuer may adjust the dividend rate at its discretion with an announcement prior to the 1st day of the adjusted monthly period.  Any such monthly adjustment may adjust the dividend rate upward for any period by any amount and downward by a maximum of 0.25% per annum from the then current dividend rate. The dividend rate per annum may not be adjusted to a rate that is below the 1-month SOFR rate in effect on the business day before the date on which the adjustment is announced. If any dividends are not paid in full, then unpaid dividends will compound at a dividend step-up rate equal to an increase of 0.25% per month of deferral until a maximum dividend rate of 20% per annum and a dividend stopper provision will apply.  Dividend Deferral  Any deferred dividends are cumulative, must be paid in cash, and are subject to a dividend rate step-up upon deferral.  If any deferred dividend is not paid within 60 days, it will be deemed as a missed payment and counted toward appointment of board members (described in Governance below).  Fundamental Change Put Right  Upon the occurrence of a Fundamental Change, each holder of the SATA will have the right to require the Issuer to repurchase such shares, in whole or in part, at a repurchase price per share equal to the then-current Liquidation Preference (but not more than $110 per share), plus any accumulated and unpaid dividends thereon to, but excluding, the repurchase date.  Issuer Call Option  Callable at 110% of Stated Amount in whole or in part at any time after SATA is listed on NASDAQ, plus any accumulated and unpaid dividends.  Callable in certain adverse tax scenarios or if <25% of the number of shares of SATA issued in this offering or in any future offering remain outstanding. Redemption price is equal to the Liquidation Preference at the time the related redemption notice is sent, plus any accumulated and unpaid dividends. Redemption price is $110 (or such higher amount as the Issuer may choose in its discretion).  Governance  Holders can elect 1 board member 60 days after 12 consecutive missed monthly dividend payments and another board member 60 days after 24 consecutive missed monthly dividends.  Dividend Reserve  Issuer shall fund, at closing, a reserve in an amount equal to 12 months of dividend payments as of the initial offering. This Dividend Reserve is intended exclusively to cover dividend obligations.  Listing  Expected to be listed on Nasdaq as soon as reasonably practicable  Lockup  15 days for Issuer solely related to future issuances of the Perpetual Preferred Stock  Distribution  SEC Registered  5  For illustrative purposes only; does not constitute investment advice and should not form the basis for an investment in SATA, ASST, SMLR or any other securities. Please refer to the SATA prospectus supplement and description of preferred stock for complete information regarding the product and offering. Strive intends to commence an At-the-Market (ATM)

 Strive Overview  & Treasury Background  10

 Strive (Nasdaq: ASST) is a publicly-traded Bitcoin Treasury asset management firm.  The Company was founded with a focus on contrarian opportunities to maximize shareholder value. In early 2025 Strive adopted a Bitcoin Treasury Strategy as its primary focus.  Four months after the initial move to adopt a BTC Treasury strategy, Strive is one of the 20 largest publicly traded Bitcoin Treasury Companies worldwide.  STRIVE OVERVIEW & HIGHLIGHTS  Strive Overview  Key Statistics  Corporate Governance Strategy  Innovation  Meritocracy  Unapologetic Capitalism  Financial Responsibility  34  PIPE Participants  $0  Debt  $750mm  Up to $750mm additional Equity  5,886  Bitcoin owned  Key Investor Highlights  Best-in-Class Team of Financial Services Industry Professionals  Largest Equity-Only Financing in BTCTC History, up to $1.5bn in total equity upon exercise of warrants  Balance Sheet Strength and Flexibility with Zero Debt  WKSI S-3 Shelf  Recent Developments  May 2025: Announced intent to pursue a BTC Treasury Strategy and reverse merger with Asset Entities Inc., transitioning Strive into a publicly traded BTCTC  Sept 2025: Completed merger with Asset Entities and became a publicly traded entity  Sept 2025: Announced the first ever proposed BTCTC merger with Semler Scientific (Nasdaq: SMLR) in an all-stock transaction  First-Mover in Exclusively Perpetual Preferred Equity Leverage  10

EXECUTIVE TEAM & BOARD OF DIRECTORS

Management Team

MATT COLE - Chairman & Chief Executive Officer



- 15 years at CalPERS, overseeing $70B of actively managed Fixed Income portfolios
- Outperformed indices every year of career
- Ran CalPERS multi-asset class, multi-billion book of long-term financing positions to pursue structural leverage generating alpha through carry trades

BEN PHAM - Chief Financial Officer & Board Director



- Former finance and corporate transactions executive at Roivant; contributed to a $3B strategic alliance with Sumitomo Dainippon Pharma and ROIV's $7.3B public listing via deSPAC
- Previously, investment banking and capital markets at Citigroup

BEN WERKMAN - Chief Investment Officer & Board Observer



- Previously, CIO of Swan Bitcoin and management consulting at KPMG.
- Experience advising public and private corporations on Bitcoin treasury strategy design and implementation.

JEFF WALTON - Chief Risk Officer & Board Observer



- 11 years as a reinsurance broker at Howden Tiger and Gallagher Re placing billions in structured balance sheet protection reinsurance
- Founded MSTR True North, the leading peer finance information community in the Bitcoin network

LOGAN BEIRNE - Chief Legal Officer & Board Director



- Previously CEO and Founder of Matterhorn Transactions, acquired by DealPulse; founded additional tech companies.
- Teaches corporate law at Yale Law; experience in finance at JPMorgan and GE Equity, and as an attorney at Sullivan & Cromwell.

ARSHIA SARKHANI - Chief Marketing Officer & Board Director



- Previously Founder & CEO of Asset Entities, now merged with Strive
- Youngest CEO in NASDAQ history

Additional Board Directors



AVIK ROY
Chairman, Foundation for Research on Equal Opportunity
- Compensation Committee Chair
- Nominating and Corporate Governance Committee Chair



SHIRISH JAJODIA
VP, Treasurer, Head of IR at Strategy
- *Previously, Investment Banking at Credit Suisse*



MAHESH RAMAKRISHNAN
Co-Founder, EV3
- *Previously, Private Equity at Apollo and Investment Banking at Goldman Sachs*



PIERRE ROCHARD
CEO, Bitcoin Bond Company
- Audit Committee Chair



JONATHAN MACEY
Sam Harris Professor, Yale Law Professor, Yale School of Management
- *Author of Princeton University Press textbook on corporate governance*



JAMES LAVISH
Co-Founder, Bitcoin Opportunity Fund
- *Previously, COO LKCM Alternative Investments*

STRIVE

8

 BITCOIN TREASURY EXECUTION TO DATE  10  Results: September 2025  Publicly listed in ~4 months  Acquired 5,886 BTC with zero debt  First ever announced BTCTC merger  Acquired True North

 Raise up to $1.5B in equity capital  $750M raised through the largest-ever BTCTC equity-only financing  Additional $750M possible from warrant conversions  Execute reverse merger for Day 1 WKSI shelf registration eligibility  $450M ATM program and $500M Stock Buyback program established  Launch a perpetual preferred equity with a target of achieving initial leverage of up to 25%  10  STRIVE’S INITIAL CAPITAL PLANS AND CREDIT STRATEGY

 STRIVE’S TREASURY MODEL  Our capital structure offers simple and effective tools to increase and decrease leverage  Strive  Preferred Equity  (Bitcoin-Powered Yield)  Common Equity  (Amplified Bitcoin)  Leverage toggle, senior in capital structure  Common equity captures the excess risk/return  11  $125M  Capital Structure  Common Equity Preferred Equity  Current BTC  Holdings Value  Notional value of Preferred  $627M1  Note: Assumes $125mm capital raise at $100 offering price. Pro-forma holdings and statistics subject to offering size and final price of any preferred issuance.  1 - Market value of bitcoin holdings as of October 17, 2025, assuming $106.5k/BTC. Excludes any incremental bitcoin from Semler Scientific or potential common equity raise via existing ATM. Assumes 12% dividend rate.

 SATA  12

 SATA  The SATA Perpetual Preferred Equity bridges traditional finance with the digital age.  Just as a SATA cable seamlessly upgrades legacy systems to faster, modern technology, this investment links traditional income structures to next-generation asset classes.  12

 OVERVIEW OF SATA  14  Investment Highlights  Initial expected 12.0% annual cash dividend at the stated amount (~10x the current S&P 500 dividend yield)  Initial offering: $75-80 per share, 15-16% effective yield at launch  Investor Demand  Expected $125M initial offering  Targeting  Short-duration investors seeking stable value with higher yield than money markets  Initial Expected Dividend % at Stated Amount  12.0%  Minimum Expected BTC Coverage Ratio at IPO  4.0x  INVESTOR PROTECTIONS  Intention to maintain stable price  Adjustable dividend rate  Paced decline in dividend rates  Rates can be adjusted up by any %, but cannot be adjusted down more than 0.25% from the prior month dividend rate  Dividend rate floor  May not be adjusted to a rate that is below the 1-month SOFR rate and rate cannot be adjusted down for first 3 months, except in certain circumstances1  Cumulative dividend  Dividends not paid in full continue to accumulate and include a rate step-up upon deferral  Dividend payments reserved  1 year of dividends payments have been set aside to ensure the ability to service payments  Note: Dividends are only payable if and when declared by the board. Note: Assumes an offering size of $125mm and an interest rate of 12%  1 - Dividend rate may be adjusted down within the 3 month period if the 20-day trailing volume weighted average price of the preferred stock at any point during the 3 month period is above $100 per share.

 SATA ACCRUES A MONTHLY DIVIDEND  1  1  1  2  3  2  3  2  3  1  2  3  1st day of the month:  Record date – holders as of this date will receive a dividend  15th day of the month:  SATA dividends paid  SATA Rate for next month announced  Strive pays any declared dividends, and announces the next month’s SATA Rate, on the 15th day of each month1  15  1 – Dividends are only payable if and when declared by the board.  Month A  Month B  Month C

 $90  $95  $100  $105  $110  $115  Strive Preferred Equity toolkit guidance when trading over $105  Potential decreased Preferred Equity dividend rate  Potential issuance of new Preferred Equity Shares  Potential Call of Preferred Equity @ $110  Target Range: Potential Dividend Rate adjustments and issuance of new Preferred Equity shares.  Strive Preferred Equity toolkit guidance when trading under $95  Potential increased Preferred Equity dividend rate  Cease issuance of new Preferred Equity shares  STRIVE INTENDS FOR SATA TO TRADE IN A NARROW BAND1  $85  Strive intends to commence an At-The-Market (ATM) offering, but no ATM program has been established for the SATA stock as of this date.  We may in the future offer and sell additional preferred shares in one or more underwritten offerings or negotiated transactions, or pursuant to an ATM program that we intend to commence. Any offers and sales made through an ATM program will be at prevailing market prices.  1 - We may, at any time in our sole and absolute discretion, and without the consent of any preferred stockholder, choose to reduce the monthly regular dividend rate per annum to the maximum extent permitted by the terms of the SATA Stock, without regard to the impact that reduction may have on the trading price or value of the SATA Stock. Since we are permitted to exercise our right to adjust the monthly regular dividend rate per annum for any reason, the trading price of the SATA Stock could be significantly volatile. The trading price of SATA Stock could decline significantly if, for example, we reduce the dividend rate in successive regular dividend periods, or there is a market expectation that we do so. We could choose to adjust the monthly regular dividend rate per annum for reasons not directly related to the market value of our bitcoin holdings, the credit spreads on our other debt and preferred stock instruments, or the interest rate environment. Accordingly, the trading profile of our SATA Stock could be significantly different than that of our other securities. Increased volatility could harm investors by, for example, causing wide fluctuations in the implied yield of the SATA Stock and otherwise increasing the uncertainty regarding the price at which investors may resell their SATA Stock, if at all. Management intends not to issue shares of SATA Stock at a price less than $95 or more than $110.  16

 STRIVE BELIEVES SATA IS POSITIONED TO WIN  Creating an optimized capital structure from day one, seeking to match long-term assets with long-term liabilities  Perpetual Preferred Equity  Bitcoin  18  “Someone like a Strive, with a lot of equity capital and going to sell equity and pure credit, will be laser focused… Those are going to be the screaming equity winners. Those are going to be the next mag 7 stocks…”  – Michael Saylor

 SATA Risk Profile  18

PRO-FORMA CREDIT PROFILE


$751.7M
$125.0M
$15.0M
BTC Holdings Post Raise
Notional Value of Preferred
Annual Dividend

Initial BTC Coverage (BTC Rating):
~6.0x

Initial Dividend Coverage:
50.1x

Dividend Reserve:
1 year

STRIVE

Note: Assumes $125mm capital raise at $100 offering price. Pro-forma holdings and statistics subject to offering size and final price of any preferred issuance. Market value of bitcoin holdings as of October 17, 2025, assuming $106.5k/BTC. Excludes any incremental bitcoin from Semler Scientific or potential common equity raise via existing ATM. Assumes 12% dividend rate. Figures exclude future perpetual preferred issuances.

19

 BTC Rating  The ratio of our Bitcoin NAV and the sum of the notional values of the instruments being rated and all instruments that are senior to and, if any liabilities share an equal claim to our assets, such instruments with a stated maturity date sooner than or that may become due upon an exercise of a repurchase right at the option of the holder sooner than, the liability being rated.  BTC Risk  The probability of an instrument having a BTC Rating less than 1 at the end of its Duration. This probability is derived from a normal distribution of lognormal returns modeling of bitcoin’s price, adjusted for BTC ARR and BTC Volatility assumptions.  20

 BITCOIN COVERAGE  Note: Assumes $125mm capital raise at $100 offering price. Pro-forma holdings and statistics subject to offering size and final price of any preferred issuance. Market value of bitcoin holdings as of October 17, ~$106.5k/BTC. Excludes any incremental bitcoin from Semler Scientific or potential common equity raise via ATM. Assumes 12% dividend rate. Figures exclude future perpetual preferred issuances.  BTC Risk  $125M Notional  BTC Annual Rate of Return  0%  10%  20%  30%  BTC Volatility  10.0%  0.0%  0.0%  0.0%  0.0%  20.0%  0.4%  0.0%  0.0%  0.0%  30.0%  6.7%  0.6%  0.0%  0.0%  40.0%  19.6%  5.3%  0.9%  0.1%  50.0%  34.1%  15.3%  5.1%  1.2%  BTC Rating  Preferred Amount Outstanding  $125M  $150M  $200M  $250M  6.0x  5.2x  4.1x  3.5x  BTC Risk is defined as cumulative probability of under-coverage at the end of the time horizon (assumes time horizon equal to instrument Macaulay duration).  BTC Rating is defined as bitcoin holdings (pro-forma) divided by notional preferred amount outstanding.  21  125.0  Pro-forma Preferred Equity Outstanding, Notional  751.7  $0  $200  $400  $600  $800  Pro-forma Market Value of Bitcoin Holdings  ($, mm)  $1,000  Potential preferred offering is well-covered with pro-forma bitcoin holdings  Pro-forma Bitcoin Holdings  Assumed BTC price of $106.5k  Macaulay Duration  / məˈkɔː.li dəˈreɪ.ʃən /  noun  Macaulay duration is the weighted average time, in years, until receipt of all expected cash flows, weighted by their present value.

 751.7  $0  $200  $400  $600  $800  $1,000  Pro-forma Market Value of Bitcoin Holdings  DIVIDEND COVERAGE  1 – Dividends are only payable if and when declared by the board. 2- Period = 1/1/2020 to 10/16/2025.  BTC Earnings Driven Dividend Coverage refers to dividend coverage from changes in fair value of pro-forma bitcoin holdings, presented on an annual basis. A larger BTC annual rate of return drives greater dividend coverage via earnings.  Robust dividend coverage on a potential preferred offering via pro-forma bitcoin holdings and earnings potential  Years of Dividend Coverage - BTC Holdings1  Assumed BTC price of $106.5k  Assuming today’s price of bitcoin and a $125mm Raise,12% Dividend, annual preferred dividends would be  ~50.1x covered  Assuming a 75% drop in the price of bitcoin, annual preferred dividends would be  ~12.5x covered  Assuming a 90% drop in the price of bitcoin, annual preferred dividends would be  ~5.0x covered  BTC Earnings Driven Dividend Coverage1  BTC Annual Rate of Return  Assuming last 5-yr CAGR2  0.0%  10.0%  20.0%  30.0%  59.7%  Preferred Dividend Rate  11.0%  0.0x  5.5x  10.9x  16.4x  32.6x  12.0%  0.0x  5.0x  10.0x  15.0x  29.9x  13.0%  0.0x  4.6x  9.3x  13.9x  27.6x  14.0%  0.0x  4.3x  8.6x  12.9x  25.6x  BTC Dividend Coverage (Years) 1  Notional Raise (mm)  $125  $150  $200  $250  Preferred Dividend Rate  11.0%  54.7x  47.1x  37.6x  31.9x  12.0%  50.1x  43.2x  34.4x  29.2x  13.0%  46.3x  39.8x  31.8x  27.0x  14.0%  43.0x  37.0x  29.5x  25.0x  BTC Dividend Coverage (Years) is defined as pro-forma bitcoin holdings divided by annual dividends, to illustrate how many years of dividends the Company could cover with BTC holdings, only.  15.0  Note: Assumes $125mm capital raise at $100 offering price. Pro-forma holdings and statistics subject to offering size and final price of any preferred issuance. Market value of bitcoin holdings as of October 17, 2025, ~$106.5k/BTC. Excludes any incremental bitcoin from Semler Scientific or potential common equity raise via existing ATM. Assumes 12% dividend rate. Figures exclude future perpetual preferred issuances.  22  Annual Preferred Dividend  ($, mm)

 STANDARDIZING INTEREST COVERAGE RATIOS  Note: Assumes $125mm capital raise at $100 offering price. Pro-forma holdings and statistics subject to offering size and final price of any preferred issuance. Market value of bitcoin holdings as of October 17, 2025, ~$106.5k/BTC. Excludes any incremental bitcoin from Semler Scientific or potential common equity raise via existing ATM. Assumes 12% dividend rate.  23  Interest  Coverage Ratios sourced f  rom NYU Stern, as of Jan  uary 2025, for large  non-fina  ncial services firms.  BTC Earnings Driven Dividend Coverage and BTC Risk are presented for illustrative purposes only; they are not formal ratings and do not represent traditional interest-coverage metrics, nor are they equivalent to any traditional financial “rating.”  Interest Coverage Ratio and Industry Credit Ratings  Greater than  Less than or Equal to  Rating is…  Spread is…  -10000  0.20  D2/D  19.00%  0.20  0.65  C2/C  15.50%  0.65  0.80  Ca2/CC  10.10%  0.80  1.25  Caa/CCC  7.28%  1.25  1.50  B3/B-  4.42%  1.50  1.75  B2/B  3.00%  1.75  2.00  B1/B+  2.61%  2.00  2.25  Ba2/BB  1.83%  2.25  2.50  Ba1/BB+  1.55%  2.50  3.00  Baa2/BBB  1.20%  3.00  4.25  A3/A-  0.95%  4.25  5.50  A2/A  0.85%  5.50  6.50  A1/A+  0.77%  6.50  8.50  Aa2/AA  0.60%  8.50  Aaa/AAA  0.45%  Interest Coverage Ratios sourced from NYU Stern, as of January 2025, for large non-financial services firms.  BTC Earnings Driven Dividend Coverage1  BTC Annual Rate of Return  0.0%  10.0%  20.0%  30.0%  Preferred Dividend Rate  11.0%  0.0x  5.5x  10.9x  16.4x  12.0%  0.0x  5.0x  10.0x  15.0x  13.0%  0.0x  4.6x  9.3x  13.9x  14.0%  0.0x  4.3x  8.6x  12.9x

 BITCOIN IS A DURATION ASSET  40,000  20,000  60,000  80,000  100,000  120,000  0  Jan-15  Jan-16  Jan-17  Jan-18  Jan-19  Jan-20  Jan-21  Jan-22  Jan-23  Jan-24  Jan-25  ($ Price)  140,000  BTC Price  Source: Bloomberg. Illustrates BTC last prices. As of October 16, 2025.  Bitcoin hit an all time high on October 6th, crossing above $126,000  24  Jan-15  Jan-16  Jan-17  Jan-18  Jan-19  Jan-22  Jan-23  Jan-24  Jan-25%  350.0%  300.0%  250.0%  200.0%  150.0%  100.0%  50.0%  0.0%  Jan-20 Jan-21  Rolling 4-yr BTC Price CAGR  BTC has grown at a CAGR of 71.5% since Jan 2015  BTC has grown at a CAGR of 59.7% since Jan 2020  Rolling 4-yr BTC Price CAGR  has never been negative, and  currently stands at ~15.3%  YE 2015 had ~479%  rolling 4-yr CAGR

 Depending on leverage ratios & market conditions, we may seek to implement downside “tail risk” protection to manage liabilities  Potential to partner with market leading tail risk management firms to minimize cost per unit of risk hedged, through correlated market hedging products  RISK MANAGEMENT – A VIEW TOWARDS TAIL RISK HEDGING  25  Mean CAGR  Tail Risk Protection  There is no assurance that any hedging strategy will be implemented, and if so, that it will be effective. Hedging activities may not fully correlate with the underlying exposures, which may result in basis risk and potential losses. Basis risk arises when changes in the value of the hedge instrument do not exactly offset changes in the value of the exposure being hedged, causing imperfect protection against market volatility.

 PRO-FORMA BITCOIN COVERAGE FOLLOWING SEMLER SCIENTIFIC TRANSACTION  Semler Scientific transaction would further improve credit quality of Strive’s preferred equity  Note: Assumes $125mm capital raise at $100 offering price. Pro-forma holdings and statistics subject to offering size and final price of any preferred issuance. Market value of bitcoin holdings as of October 17, 2025, ~$106,484/BTC. Excludes any incremental bitcoin potential common equity raise via existing ATM. Assumes 12% dividend rate. Assumes Semler Scientific’s convertible notes are retired with proceeds from pro-forma bitcoin holdings.  Pro-forma Bitcoin Holdings With Semler Scientific  Assumed BTC price of $106,484  BTC Rating  Preferred Amount Outstanding (mm)  Category  $125  $150  $200  $250  Pre-transaction  6.0x  5.2x  4.1x  3.5x  Post-Transaction  9.5x  7.9x  5.9x  4.8x  % Change  58.2%  53.1%  43.9%  35.6%  BTC Rating is defined as bitcoin holdings (pro-forma) divided by notional preferred amount outstanding.  26  125.0  Pro-forma Preferred Equity Outstanding, Notional  1,189.3  $0  $200  $400  $600  $800  $1,000  $1,200  Pro-forma Market Value of Bitcoin Holdings net of Senior Debt  ($, mm)  $1,400

 0  2  4  6  8  10  12  14  16  18  20  0  2  4  6  10  12  14  16  Return  8  Standard Deviation  INTRODUCING STRIVE PREFERRED TO A SAMPLE OF ASSET PORTFOLIOS  Uncorrelated nature of preferred equity investment could enhance risk adjusted returns  Introducing an uncorrelated asset to asset portfolios may drive risk adjusted return benefits  Strive’s preferred instrument is intended to be structured to have low price volatility and to be uncorrelated to other investment alternatives  Initial dividend stream intended to offer consistent yield, with structural enhancements including dividend reserve, dividend penalty step-ups and governance rights providing added protection1  Investors may efficiently capture crypto diversification benefits via variable dividend rate preferred equity investment  27  100% VIG  50% VIG /  50% Strive Pr  ef.  50% HYG /  50% Strive Pref  50% SCHD /  50% Strive Pref  100% HYG  100% SCHD  50% PFF /  50% Strive Pref.  50% PGX /  50% Strive Pref  100% PFF  100% PGX  50% /  50% split assumes  50%  allocati Preferr  on to a pro-forma ed and 50 % alloc  Strive ation to  an existing ETF  For illustrative purposes only. Source: Bloomberg. Note: As of October 17, 2025. 3-yr Annualized Total Return for ETF instruments. Standard Deviation illustrates Return Standard Deviation of monthly returns over a 3-yr period for ETF instruments. Assumes 12% return on Strive Preferred. Strive preferred historical correlation and standard deviation approximated based on precedent BTCTC variable rate preferred equity instruments with rather nascent price history.  1 - We may, at any time in our sole and absolute discretion, and without the consent of any preferred stockholder, choose to reduce the monthly regular dividend rate per annum to the maximum extent permitted by the terms of the SATA Stock, without regard to the impact that reduction may have on the trading price or value of the SATA Stock. Since we are permitted to exercise our right to adjust the monthly regular dividend rate per annum for any reason, the trading price of the SATA Stock could be significantly volatile. The trading price of SATA Stock could decline significantly if, for example, we reduce the dividend rate in successive regular dividend periods, or there is a market expectation that we do so. We could choose to adjust the monthly regular dividend rate per annum for reasons not directly related to the market value of our bitcoin holdings, the credit spreads on our other debt and preferred stock instruments, or the interest rate environment. Accordingly, the trading profile of our SATA Stock could be significantly different than that of our other securities. Increased volatility could harm investors by, for example, causing wide fluctuations in the implied yield of the SATA Stock and otherwise increasing the uncertainty regarding the price at which investors may resell their SATA Stock, if at all.

 10.00  9.00  8.00  7.00  6.00  5.00  4.00  3.00  2.00  1.00  0.00  PFF iShares PGX Invesco Preferred and Preferred ETF  Income  Securities ETF  Bond ETF ETF  VRP Invesco HYG iShares JNK SPDR VIG Vanguard VYM Vanguard SCHD Schwab SDY SPDR S&P DVY iShares  Variable Rate iBoxx $ High Bloomberg High Dividend High Dividend US Dividend Dividend ETF Select Dividend  Preferred ETF Yield Corp Yield Bond ETF Appreciation Yield ETF Equity ETF ETF  STRF  STRC  STRK  STRD  DIGITAL CREDIT PPE OFFERS ATTRACTIVE RISK ADJUSTED YIELD  Dividend Yield Per Unit of Risk  28  3 Year Analysis ITD Analysis  Source: Bloomberg. Note: As of October 17, 2025. Unit of Risk defined as Standard Deviation of returns, which illustrates risk in the volatility of monthly returns over a 3-yr period for ETF instruments and since IPO inception for STRF, STRC, STRK, and STRD. 12mo net dividend yield used for ETF dividend yield. STRK, STRF, STRD and STRC illustrative effective dividend yield as of October 17th.

 COMPARABLE INVESTMENT ALTERNATIVES  Indicative variable rate preferred instrument has potential to screen well versus broad set of comparable ETFs  PFF  PGX  VRP  HYG  JNK  STRF  STRK  ST  RD  2.5  0.0  5.0  7.5  10.0  12.5  0.0  2.0  4.0  6.0 8.0  10.0  12.0  14.0  Dividend Yield  Duration  Comparing Fixed Income ETFs and Existing Perpetual Preferred Equities  15.0  29  VRP Invesco Variable Rate Preferred ETF  HYG iShares iBoxx $ High Yield Corp Bond ETF  PFF iShares Preferred and Income Securities ETF  PGX Invesco Preferred ETF  STRC – Strech Preferred (IPO Jul 2025)  STRF - Strife Preferred (IPO Mar 2025)  JNK SPDR Bloomberg High Yield Bond ETF STRD - Stride Preferred (IPO Jun 2025) STRK - Strike Preferred (IPO Jan 2025)  For illustrative purposes only. Source: Bloomberg. Note: As of October 17, 2025. Bubble size illustrative of total fund assets for ETFs and notional amount outstanding for individual preferred equity instruments for STRK, STRF and STRD.  OAS Effective Duration used as Duration for ETFs, which represents holdings based optional adjusted spread effective duration. Effective duration for STRK, STRF, STRD preferred instruments. Effective duration for STRC is estimated given variable rate nature of dividend and nascent price history. STRK, STRF, STRD and STRC preferred instruments effective dividend yield as of October 17th.  SATA proforma assumes a 12% dividend at stated amount, priced between $85 and $100  STRC  Target SATA  Range

 STRONG DEMAND FOR PERPETUAL PREFERRED EQUITY WITH BITCOIN RISK  Total notional issued:  $6,633M  Total IPO upsize:  $4,058M  IPO Launch success:  $2,801M IPO  $STRC PPE - Largest IPO of 20251  30  1. Represents the current notional value of the STRC Stock. $2,474M was raised in the IPO.  $1,500M  $4,058M  $1,076M  Announcement IPO Upsize ATM  Aggregation of capital raised through Strategy’s 2025 Perpetual Preferred Equity products

OTHER ASSETS



US Treasuries
~$14.6tn Outstanding
Yield ~3.76%
Duration ~6.0-yrs
IG Bonds
~$7.5tn Outstanding
Yield ~4.69%
Duration ~7.0-yrs
MBS
~$8.1tn Outstanding
Yield ~4.55%
Duration ~5.6-yrs
Junk Bonds
~$1.5tn Outstanding
Yield ~6.76%
Duration ~2.9-yrs
Preferred Equity
~$733bn Outstanding
Yield ~9.33%
Duration ~8.1-yrs

Source: Bloomberg. As of October 17, 2025. LUATTRUU index used for US treasuries, LUACSTAT index for IG Bonds, LF98TRUU index for Junk Bonds, LUMSTRUU index for MBS. Preferreds illustrative of outstanding non-convertible preferred stock, as per Bloomberg.

(1) Illustrates YTW for US Treasuries, IG Bonds, Junk Bonds, and MBS. Mid yield to maturity for Preferreds.

(2) Illustrates option adjusted duration for US Treasuries, IG Bonds, Junk Bonds and MBS. Illustrates average modified duration for Preferreds.

31

STRIVE’S RAPID GROWTH ACCELERATION & MARKET LANDSCAPE  0  5.0  5.8  5.8 5.9  6.1  6.9  7.5  8.7  10.7 10.9  15.0  11.5 11.8 13.0  30.0 30.8  24.3  19.3  43.5  53.3  SMLR  NAKA  NXTT  CANG  GLXY  GDC  XYZ  HUT  TSLA  COIN  CLSK  DJT  RIOT  BLSH  CEPO  MTPLF  CEP  MARA  MSTR  Intention to issue perpetual preferred equity in Japan  + SMLR  640.3  Top 20 Bitcoin Treasury Companies  The proposed Strive + SMLR transaction would create the 12th largest BTCTC – announced just 4 months from Strive’s inaugural BTCTC announcement  May  (in thousands  of Bitcoin)  Today  Market leader in PPE issuance, with $8.2B in convertible debt senior to PPE  Source: Bitcoin Treasuries Net. Data as of 10/17/2025  32

 BITCOIN IS ONE OF THE LARGEST GLOBAL ASSETS  $664  $1,062  $2,135  $2,272  $2,848   $3,817   $4,460  $0  $1,000  $2,000  $3,000  $4,000  $6,000  $5,000  $7,000  $8,000  $10,000  $9,000  Visa  Eli Lilly Tencent JPMorgan Oracle Walmart Berkshire Tesla  Hathaway  TSMC  Saudi Broadcom Meta Aramco  Bitcoin Amazon  Silver Alphabet Apple Microsoft Nvidia  Gold  (Market Cap, $bn)  Gold has a  $29.7tn market cap  Since 2020, Bitcoin has risen from $155B  Source: https://companiesmarketcap.com/assets-by-market-cap/. As of October 17, 2025.  33  to ~$2.1T in market cap, becoming a  globally recognized asset.  (+1,277% Growth)

 INDICATIVE PREFERRED TERM SHEET  36  Issuer  Strive, Inc. (or the “Issuer”)  Security  Variable Rate Series A Perpetual Preferred Stock (“SATA”)  Ranking  Senior Preferred Stock; senior to common stock, junior to any debt. Security will be most senior preferred in the capital structure.  Stated Amount  $100 per share  Liquidation Preference  The liquidation preference of each share will be equal to the greater of (i) $100 per share, (ii) the last reported sale price of the Preferred Stock, or (iii) the 10-day trailing arithmetic average price of the Preferred Stock, in each case plus all accumulated and unpaid dividends thereon to, but excluding, the date of payment (the “Liquidation Preference”); provided that the liquidation preference shall not exceed $110 per share.  Variable Dividend  Cumulative dividends at an initial rate of 12.00% per annum on the Stated Amount, subject to adjustment as described below, payable monthly in arrears in cash, out of funds legally available for their payment on the 15th of every month to holders of record as of the 1st of every month, if and when declared by the Board of Directors. The Issuer’s management currently intends to declare monthly dividends, if any, by the first Monday on or after the 15th of the immediately preceding month.  The Issuer’s intention is to maintain a long-term trading level for the security between $95 and $105. The Issuer may adjust the dividend rate at its discretion with an announcement prior to the 1st day of the adjusted monthly period.  Any such monthly adjustment may adjust the dividend rate upward for any period by any amount and downward by a maximum of 0.25% per annum from the then current dividend rate. The dividend rate per annum may not be adjusted to a rate that is below the 1-month SOFR rate in effect on the business day before the date on which the adjustment is announced. If any dividends are not paid in full, then unpaid dividends will compound at a dividend step-up rate equal to an increase of 0.25% per month of deferral until a maximum dividend rate of 20% per annum and a dividend stopper provision will apply.  Dividend Deferral  Any deferred dividends are cumulative, must be paid in cash, and are subject to a dividend rate step-up upon deferral.  If any deferred dividend is not paid within 60 days, it will be deemed as a missed payment and counted toward appointment of board members (described in Governance below).  Fundamental Change Put Right  Upon the occurrence of a Fundamental Change, each holder of the SATA will have the right to require the Issuer to repurchase such shares, in whole or in part, at a repurchase price per share equal to the then-current Liquidation Preference (but not more than $110 per share), plus any accumulated and unpaid dividends thereon to, but excluding, the repurchase date.  Issuer Call Option  Callable at 110% of Stated Amount in whole or in part at any time after SATA is listed on NASDAQ, plus any accumulated and unpaid dividends.  Callable in certain adverse tax scenarios or if <25% of the number of shares of SATA issued in this offering or in any future offering remain outstanding. Redemption price is equal to the Liquidation Preference at the time the related redemption notice is sent, plus any accumulated and unpaid dividends. Redemption price is $110 (or such higher amount as the Issuer may choose in its discretion).  Governance  Holders can elect 1 board member 60 days after 12 consecutive missed monthly dividend payments and another board member 60 days after 24 consecutive missed monthly dividends.  Dividend Reserve  Issuer shall fund, at closing, a reserve in an amount equal to 12 months of dividend payments as of the initial offering. This Dividend Reserve is intended exclusively to cover dividend obligations.  Listing  Expected to be listed on Nasdaq as soon as reasonably practicable  Lockup  15 days for Issuer solely related to future issuances of the Perpetual Preferred Stock  Distribution  SEC Registered

 INVESTMENT HIGHLIGHTS  Simple Capital Structure  Focus on Developing Liquidity  Attractive Dividend Yield  Strong Credit Quality  Focus on Risk Mitigation  36

 THANK YOU  36

 APPENDIX  36

 STRIVE + SEMLER SCIENTIFIC  Transaction Highlights  All-stock merger: Each SMLR share exchanged for 21.05 ASST shares  Boards unanimously approved; closing subject to customary conditions  Combined company is expected to hold over 10,900 BTC, one of the largest BTCTCs  Strategic Benefits  Accretive on a BTC per share basis for ASST holders while offering a premium to SMLR holders  M&A expands coverage base and strengthens Strive’s credit profile  SMLR’s Executive Chairman joins the Strive board  Commitment to a go forward preferred-equity-only leverage model for future capital raising  Flexibility to use ATMs post-announcement under disciplined guardrails  Plan to monetize or expand the diagnostics unit post-close while scaling the Bitcoin treasury  36

 DIGITAL CREDIT  Perpetual Preferred Equity  Common Equity  $ASST  Digital Credit utilizes senior position within capital structure as a lower volatility risk tranche  Step down risk/return via seniority within the capital stack  Seniority:  High  Low  Strive uniquely does not have convertible debt, providing a “one of one” credit risk and leverage profile  Digital Credit coverage provided by digital capital already on balance sheet  Traditional Credit coverage provided by unknown future cash flows  SMLR has convertible debt outstanding. The company currently intends to repay these obligations in cash at or before maturity.  39

***
 Additional Information  40  Strive is not a registered money market fund under the Investment Company Act of 1940, as amended, is not subject to the same protections as registered money market fund, and does not operate as a registered money market fund. Among other things, unlike money market funds, we (i) do not price SATA Stock or other securities based on our net asset value, (ii) are not required to hold any assets to back the SATA Stock, (iii) are not required by regulation to maintain any particular pricing or stable value, and (iv) are not subject to the same liquidity requirements as money market funds. Investors in SATA will not receive the same investor protections as investors in registered money market funds.  Strive is not an exchange traded product (“ETP”) or an exchange-traded fund (“ETF”) registered under the Investment Company Act of 1940, as amended, is not subject to the same rules and regulations as an ETP or ETF, and does not operate as an ETP or ETF. In particular, unlike spot bitcoin ETPs, we (i) do not seek for our shares of Class A common stock to track the value of the underlying bitcoin we hold before payment of expenses and liabilities, (ii) do not benefit from various exemptions and relief under the Securities Exchange Act of 1934, as amended, including Regulation M, and other securities laws, which enable spot bitcoin ETPs to continuously align the value of their shares to the price of the underlying bitcoin they hold through share creation and redemption, (iii) are a Nevada corporation rather than a statutory trust, and do not operate pursuant to a trust agreement that would require use to pursue one or more stated investment objectives, (iv) are subject to federal income tax at the entity level and other risk factors applicable to an operating business, such as ours and (v) are not required to provide daily transparency as to our bitcoin holdings or our daily NAV.

Exhibit B

Ben Werkman:

Hello, and thank you for joining us today. I’m here with our chairman and CEO, Matt Cole, as well as our chief risk officer, Jeff Walton. I’m Ben Werkman, chief investment officer of Strive. We’re excited to share with you our first perpetual preferred offering, SATA.

I want to bring to your attention to our disclaimers, and I would suggest each of you take the time to read them in detail at your leisure.

We’ll start by going through our term sheet at a high level, but we will also go through more of these terms in additional detail later.

This is our first security that is perpetual and preferred in nature. In terms of seniority, SATA is senior to our common stock, but would fall below debt that could be present in our capital structure in the future. The stated amount of SATA is $100 per share, and it will have a cumulative dividend with an initial rate of 12% of the stated amount. Additionally, SATA will have a moving liquidation preference with a cap of $110.

While we cannot predict or guarantee the future price of the security, our intention with SATA is to maintain a trading range that’s near its stated amount. We have a few mechanisms we can utilize to try to create this outcome. The first is a variable dividend rate which can be adjusted over time. The second would be a potential future ATM which we intend to establish in order to issue additional shares of the security, and we expect to use that ATM, subject to market demand, to help us maintain the price near the stated amount. And the third is a call option at $110 that we will also describe later.

With that, I will hand it over to Matt Cole to provide an overview of Strive and the background of our treasury.

Matthew Cole:

Thanks, Ben. Strive is an asset manager that was co-founded in 2022 by Vivek Ramaswamy with a mission focused on financial freedom. In May of 2025, Strive announced intentions to become a Bitcoin treasury company through a reverse merger with Asset Entities, which closed this September. Today, we hold 5,886 Bitcoin with no debt and completed a $750 million PIPE and through related warrants can access up to $750 million of additional capital over the next year, making it the largest equity-only financing in the history of Bitcoin treasury companies.

Following the merger, we have qualified as a well-known seasoned issuer with an S3 shelf and aimed to become the first Bitcoin treasury corporation with a perpetual preferred equity-only leverage model.

In building our management team and our board, an unwavering and unapologetic alignment for Bitcoin with executive experience to run an institutional Bitcoin treasury strategy was essential. Our six-person management team brings deep expertise across institutional fixed income, investment banking, reinsurance, legal, compliance, and Bitcoin treasury management and includes multiple successful former CEOs. Our additional board members add complementary expertise in governance, policy, capital markets, and Bitcoin treasury company executive management with board members from Strategy, the Bitcoin Bond Company, EV3, the Bitcoin Opportunity Fund, and academia. It’s a world-class team built explicitly for our mission.

We completed our reverse merger in September, 2025, and within a month, acquired 5,886 Bitcoin with zero debt. Less than two weeks after closing, we announced the first ever merger between Bitcoin treasury companies with a proposed acquisition of Semler Scientific, the second publicly traded Bitcoin treasury company. We also acquired TrueNorth, a leading Bitcoin media and research platform, which continues to be led by its founder and our Chief Risk Officer, Jeff Walton.

In addition to our equity capital raise of up to $1.5 billion, we established two complementary programs immediately after closing our reverse merger between Strive and Asset Entities, a $450 million at the market issuance program, and a $500 million stock buyback program. Together, these provide flexibility to raise or return capital as market conditions evolve. With our first perpetual preferred equity offering, we’re targeting an initial leverage ratio of up to 25% at IPO, balancing growth in Bitcoin exposure with a disciplined approach to risk.

The Strive Bitcoin treasury model is intentionally simple. Our common equity functions as amplified Bitcoin, capturing the excess return above our financing cost for investors and benefits from any additional accretive alpha or beta opportunities to expand Bitcoin exposure. The preferred equity represents Bitcoin powered yield, our leverage toggle, and sits senior in our equity capital structure. Together, we believe they form a balanced, and transparent framework.

We intend for our common equity and SATA to be the only two securities in our capital structure for at least the next 12 months (prior to giving effect to the Semler merger), and plan to focus on building out the liquidity profile for SATA as both our common equity and preferred equity securities scale.

And with that, I’ll turn it back to Ben to introduce SATA and walk through the details of Strive’s first perpetual preferred equity offering.

Ben Werkman:

Thank you, Matt. We’re very excited about the launch of SATA. This product is senior to our common equity. It’s perpetual preferred. It has a monthly variable dividend and is designed to be able to maintain a stable trading range near the stated amount of $100.

For those of you who may have worked in computing, SATA may sound familiar as a simple cable that connects a storage device to a computer’s motherboard. In the same way, the SATA perpetual preferred equity connects Bitcoin powered digital credit to traditional finance. Capital enters on the legacy rails. The store of value is upgraded through Bitcoin and value flows back as a listed, familiar, rules-based security with an attractive dividend yield. Same rails, new capability, linking traditional fixed income structures to next generation assets.

The stated amount for SATA is $100 and the monthly dividend is set to start at 12% per annum of the stated amount. We’re expecting to raise $125 million with this initial offering. This would result in an initial expected BTC rating above four. We believe under these circumstances, SATA provides many investor protections including a targeted stable price range, structured methodology for any dividend decreases, a floor rate for the dividend, cumulative dividends, and an initial 12-month cash reserve held for dividend payments based on the initial offering amount and initial dividend rate.

Dividends declared by the board of directors will be paid monthly for SATA. We’ve heard feedback from investors and seen the demand in the market for similar securities that indicates investors see value in the higher frequency monthly cadence for dividends. For SATA, the first day of the month will be the record date and then on the 15th of the month will pay any declared dividends and set the next month’s rate for SATA. This cadence will continue as our standard monthly practice.

We have a number of tools available to execute the SATA credit strategy and make this instrument a success.

Within our target range, we will have the ability to both adjust the SATA dividend rate and the SATA issuance rate via the ATM we intend to establish to maintain our target. When the price falls below our target range, we will cease selling any SATA per the expected ATM, and we will also have the option to increase the dividend rate. So what happens if SATA trades above our target range? Well, in that scenario, we could decrease the dividend rate.

We could issue SATA via a secondary offering at or below $110 or we can call SATA using the call option embedded in the instrument at $110. So as you can see, we expect there will be several tools at our disposal to manage this instrument and respond to various market conditions we may encounter.

At Strive, we believe SATA is positioned to win. From day one, we’re optimizing our capital structure and matching a long-term pristine asset in Bitcoin with long-term liabilities. We believe our blend of Bitcoin and fixed income is built to scale and has the potential to create lasting value for shareholders. We are laser focused on our strategy and thrilled to be bringing SATA to the market.

And with that, I will pass it over to our Chief Risk Officer, Jeff Walton, to take you through the risk profile and considerations for SATA.

Jeff Walton:

Thank you, Ben. This slide shows the pro-forma credit profile for the initial SATA launch. Assuming the completion of the target $125 million capital raise, our projected Bitcoin holdings will be approximately $751.7 million based on prices as of October 17th, resulting in initial BTC coverage ratio of approximately six times, reflecting the amount of Bitcoin on balance sheet supporting the preferred equity.

The anticipated annual dividend payment is $15 million, assuming a dividend rate of 12%, and our initial estimated dividend coverage ratio is a robust 50 times, meaning our Bitcoin assets exceed the annual payout by over 50 times. We’ve also set aside a full year of dividends in reserve at IPO to support payments from day one.

There are two key terms to know for the next slides. First, the BTC rating, which is simply how much Bitcoin sits on balance sheet supporting each dollar of preferred or senior claim on our balance sheet. Second, BTC risk, which reflects the statistical probability that BTC rating could dip below one over the Macaulay duration of the instrument based on modeled Bitcoin ARR and volatility.

Let’s dive deeper into Bitcoin coverage. On the left, you’ll see that with 125 million preferred issuance, our pro-forma Bitcoin holdings provide a six times coverage ratio if 100% of the proceeds are used to acquire Bitcoin.

This illustrates a substantial amount of capital buffer for the preferred claims on the balance sheet. On the right, the BTC risk table models a view of the statistical likelihood of capital coverage dropping below one by the end of the duration period, depending on different Bitcoin return and volatility scenarios. If you’re a Bitcoin skeptic, you can see there’s some risk here, and we’ve calculated a view of the statistical probability of under coverage. Now, if you’re a Bitcoin maximalist and you think Bitcoin is appreciating at 30% a year, then you could see that risk falls down to a single digit basis points or less. It’s important to note that with these graphs represent just a few ways to think about the potential risk with this instrument. An actual risk may be significantly different, but we believe this is useful in understanding how we are thinking about this instrument’s positioning.

One of the most common ways traditional fixed income investors view risk is through the lens of dividend coverage ratios, which we explore here. On the left, you’ll see our pro-forma Bitcoin holdings compared to the pro-forma annual preferred dividend payment, showing over $751 million of Bitcoin capital set against a pro-forma $15 million in annual dividend payment. On the right, we’re giving you two ways to look at that risk. The top chart shows how annual Bitcoin returns translate into dividend coverage through earnings.

If you believe the future rate of return of Bitcoin is 10% or greater, there’s a strong dividend coverage simply through the earnings on the Bitcoin. If you look at the actual compound annual growth rate over the last five years, 59.7%, which is nearly double what we’ve modeled, you see extremely robust BTC earnings dividend coverage ratios.

The lower chart highlights balance sheet strength and downside protection, two areas where Bitcoin treasury companies stand apart from traditional credit issuers. Operating with a substantial balance sheet provides a structural advantage when it comes to dividend security.

Our pro-forma balance sheet, without giving effective to the Semler Scientific transaction, includes $751 million in Bitcoin assets alongside the 125 million perpetual preferred rates. At a 12% dividend rate, and assuming no future preferred stock is issued, this equates to 50.1 years of dividend coverage, meaning our pro-forma capital could fund annual dividends for five decades at current Bitcoin prices.

Even under stress scenarios, the balance sheet demonstrates strong shock absorption capacity. For example, in a 75% Bitcoin price decline, there would still be roughly 12.5 years of dividend coverage remaining, assuming a 12% dividend rate and no future preferred issuances, showcasing the ability to absorb market shocks while preserving investor protection across a wide range of market outcomes.

Now to help frame this in familiar terms for credit investors, we’ve included a NYU Stern industry level view of interest coverage ratios in the table on the right and how they translate into credit ratings and spreads. This is the standard way the broader market looks at risk using EBITDA divided by interest expense.

On the left, we’re showing our illustrative BTC earnings driven dividend coverage ratios represented from the prior slides. Out of an abundance of caution, our data does not represent an official rating and may not be mapped one for one with these showcased industry metrics, but putting the two frameworks side by side helps you contextualize what we believe is the relative strength and showcases our sense of how our credit profile may stack up against what you would expect from a traditional issuer under different Bitcoin performance scenarios.

We view Bitcoin as a duration asset and that perspective shapes how we think about portfolio risk and treasury management. Looking at the chart above, you’ll see Bitcoin’s compound annual growth rate has been 59.7% since January, 2020, and an even more impressive 71.5% since 2015.

The lower chart tracks the rolling four year compound annual growth rate for Bitcoin. The striking takeaway here is that across Bitcoin’s entire history, the four year rolling growth rate has never been negative. Even today, after a period of substantial volatility and measured against past cycle all time highs, the four year compound annual growth rate stands around 15.3%.

We believe this showcases the resilience, adoption, and long-term growth potential at the core of this asset.

Risk management is a core priority for us, and that includes actively monitoring capital adequacy and market conditions across the portfolio. Where appropriate, we may seek to implement downside tail risk protections to help manage future liabilities. To do this effectively, we would seek to partner with leading tail risk management firms and specialists to help minimize the cost per unit of risk hedged by identifying correlated market hedging products.

While these plans are still in early stages, we believe this approach could potentially enhance our ability to handle extreme market events and protect capital even in periods of unexpected volatility. If you’re a Bitcoin maximalist and you believe in Bitcoin, and you’re looking for credit instruments, we believe you would be very enthusiastic about the unique credit profile that we’re creating here.

As many of you know, we’ve reached a definitive agreement to acquire Semler Scientific. For illustrative purposes, this slide shows the pro-forma Bitcoin coverage ratios following the proposed transaction. Assuming Semler Scientific’s convertible notes are retired using cash proceeds of the company’s combined Bitcoin holdings, on the left, you can see that the capital on our balance sheet would increase to about 1.19 billion based on current Bitcoin prices, while preferred equity outstanding remains at 125 million. On the right, the table highlights a significant increase in our BTC ratings, reflecting stronger coverage and enhanced credit quality as the two businesses come together. If there’s one key takeaway from this slide, it’s that our balance sheet is already strong and credit quality is robust. And we believe closing this transaction would further strengthen our position with credit investors, boosting balance sheet strength, dividend coverage and downside protection across the board. I will now pass it back to Matt for further perspectives of risk relativity, as well as market opportunity and landscape.

Matthew Cole:

Thank you, Jeff. This slide illustrates how adding SATA to a portfolio may enhance risk adjusted performance. When SATA is paired with preferred equity ETFs like PFF or PGX, the combined portfolio shows lower expected volatility and higher yield, moving up along the efficient frontier. The same effect may be seen with high yield ETFs such as HYG, where SATA both reduces expected volatility and increases return.

Even with dividend focused ETFs like SCHG, HD or VIG, we believe the addition of SATA lowers expected volatility across the portfolio, improving overall risk adjusted performance.

This slide compares dividend yield per unit of risk across asset classes. Rather than looking at return or volatility in isolation, we focused on yield relative to expected volatility. The existing strategy of perpetual preferred instruments have delivered superior risk adjusted yields compared to preferred equity ETFs, high yield ETFs and dividend equity focused ETFs. We believe the same relationship will hold true for SATA, giving it similar structure, credit design and disciplined capital strategy.

This slide looks at risk through the lens of duration. While the previous slide focused on expected volatility, here we use effective duration to illustrate interest rate sensitivity.

Strategy’s STRC offers a higher yield relative to similar duration fixed income instruments. And we believe the same to hold true for SATA. Strategy’s other perpetual equity securities have a higher duration, but still offer attractive high dividend yields. We believe current market conditions present an opportunity to introduce a high yield, moderate duration instrument with Bitcoin credit exposure, an opportunity SATA is designed to capture.

The demand for Bitcoin powered perpetual preferred equity this year has been remarkable. Strategy’s initial offerings totaled $1.5 billion, but investor interests drove an additional $4 billion in upsizing in the primary offerings. Including ATM issuances, they have now raised more than $6 billion in aggregate.

STRC, their variable rate perpetual preferred equity became the largest IPO of 2025 at $2.8 billion notional issued, underscoring the strong and growing appetite for high yielding securities with Bitcoin risk.

When we place this demand in the context of traditional fixed income markets, the current size of perpetual preferred equity remains small. But we believe the opportunity for market growth is enormous. The combination of higher yields and attractive risk adjusted characteristics create room for meaningful expansion. As Bitcoin Treasuries continue to scale, we believe perpetual preferred equity instruments that align Bitcoin as a long duration asset with a long duration liability will attract increasing investor demand and begin drawing capital away from conventional debt markets.

This slide shows the largest 20 Bitcoin Treasury companies today. In May, Strive held no Bitcoin. Today, we hold 5,886 Bitcoin. And if the Semler transaction is approved, that number would rise to over 10,900 Bitcoin. Among public companies, Strategy, Metaplanet, and Strive have announced a laser-like focus on perpetual preferred equity leverage model to power their Bitcoin Treasury strategies.

We believe this approach will drive a long-term, market-leading MNAV for Strive as our structure offers attractive Bitcoin exposure to potentially compound long-term returns for common equity investors and a compelling yield opportunity for Bitcoin bulls through our preferred equity. Together, we believe these complementary instruments create a balanced and scalable capital market built for sustained value creation.

This slide places Bitcoin in context among the world’s largest assets. Today, Bitcoin ranks as the eighth largest asset globally, just behind Amazon and silver. A theoretical Bitcoin price of $215,000 could make it the second largest asset in the world, trailing only gold.

This rapid ascent highlights both the speed of adoption and the structural shift underway in global capital markets. Bitcoin is no longer just a speculative asset. It is becoming a reserve and yield-generating foundation for public companies and institutional investors.

In summary, SATA is a perpetual preferred equity. It has a stated amount of $100 and will have a cumulative variable dividend with an initial interest rate of 12% of the stated amount.

SATA will have a moving liquidation preference with a cap of $110 and will also have a call option at $110. While we cannot predict or guarantee the future price of SATA, our intention is to use each of the tools at our disposal to maintain a trading range that’s near its stated amount of $100.

At Strive, we believe Bitcoin is the hurdle rate for capital deployment, and the benchmark against which the performance of all assets should be measured. Our simple capital structure allows us to focus on driving value for our common equity while building our desired leverage through our perpetual preferred equity, SATA. This streamlined approach and our intention for our common equity and SATA to be the only securities in our capital structure over the next 12 months enables us to concentrate on fostering liquidity across each product we offer. SATA provides the market with an attractive dividend yield and strong credit quality, features we believe will resonate with investors. At Strive, we’re intentional about our structure and disciplined in the products we bring to market. We are confident that we are building the right foundation and the right offerings to succeed. Thank you.